Exhibit 10.1

                        ASSET PURCHASE AND SALE AGREEMENT


     THIS ASSET PURCHASE AND SALE AGREEMENT is made this 30th day of November, 2005 by and between Chattem, Inc., a Tennessee corporation ("Chattem") and Signal Investment & Management Co., a Delaware corporation ("Signal") (collectively the "Seller"), and The Mentholatum Co., Inc., a Delaware corporation ("Mentholatum") and The Mentholatum Company of Canada Ltd. ("Mentholatum Canada") (collectively the "Purchaser"), under the following circumstances:

                                    RECITALS:
                                    ---------

     WHEREAS, the Seller and/or its Affiliates are engaged either directly or through third parties in the business of developing, manufacturing, marketing and selling a line of products (the "Products") known as the Phisoderm(R) product line through the use of the trademarks and trade names associated with the Products (the "Product Line") that are either licensed by Seller and/or its Affiliates from Valmont Inc., an Arkansas corporation (or its successor-in-interest or assigns) (the "Licensor"), or owned by the Seller and/or its Affiliates;

     WHEREAS, the Purchaser has agreed to acquire from the Seller, and the Seller has agreed to sell to the Purchaser, the Acquired Assets (as hereinafter defined), subject to and in accordance with the terms and conditions of this Agreement;

     WHEREAS, the Purchaser has agreed to assume from the Seller, and the Seller has agreed to assign to the Purchaser, the Assumed Liabilities (as hereinafter defined), subject to and in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

     As used in this Agreement, unless otherwise defined herein, the following words and phrases shall have the following meanings:

          1.1. Acquired Assets. "Acquired Assets" shall mean assets and business operations acquired by the Purchaser from the Seller pursuant to this Agreement, as more fully described in Section 2.1 hereof.

          1.2. Affiliate. "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person


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          1.3. Assumed Contracts. "Assumed Contracts" shall have the meaning set forth in Section 2.7(b) hereof.

          1.4. Assumed Liabilities. "Assumed Liabilities" shall have the meaning set forth in Section 2.7 hereof.

          1.5. Claim. "Claim shall have the meaning set forth in Section 6.6(a) hereof.

          1.6. Closing.  "Closing"  shall have the  meaning set forth in Section
8.1 hereof.

          1.7. Closing Date.  "Closing Date" shall have the meaning set forth in
Section 8.1 hereof.

          1.8. Damages.  "Damages"  shall have the  meaning set forth in Section
6.2 hereof.

          1.9. Distribution Agreements. "Distribution Agreements" shall have the meaning set forth in Section 2.6 hereof.

          1.10. Escrow Agent. "Escrow Agent" shall have the meaning set forth in
Section 2.3(a) hereof.

          1.11. Escrow Agreement. "Escrow Agreement" shall have the meaning set forth in Section 2.3(a) hereof.

          1.12. Escrow Fund.  "Escrow  Fund" shall have the meaning set forth in
Section 2.3(a) hereof.

          1.13. Estimated Inventory Value. "Estimated Inventory Value" shall mean Sellers' estimate of the Inventory Value, not to exceed One Million One Hundred Thousand Dollars ($1,100,000.00).

          1.14. Excluded Assets. "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

          1.15. Indemnified Party. "Indemnified Party" shall have the meaning set forth in Section 6.6(a) hereof.

          1.16. Indemnifying Party. "Indemnifying Party" shall have the meaning set forth in Section 6.6(a) hereof.

          1.17. Inventory Value. "Inventory Value" shall have the meaning set forth in Section 2.4(a) hereof.

          1.18. Licensed  Trademarks.   "Licensed  Trademarks"  shall  have  the
meaning set forth in Section 2.1(a) hereof.


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          1.19. Licensor's Consent.  "Licensor's Consent" shall have the meaning set forth in Section 3.7(a) hereof.

          1.20. Notice of Claim. "Notice of Claim" shall have the meaning set forth in Section 6.6(a) hereof.

          1.21. Owned Trademarks. "Owned Trademarks" shall have the meaning set forth in Section 2.1(a) hereof.

          1.22. Person.  "Person"  shall mean any natural  person,  corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

          1.23. Product Line. "Product Line" shall have the meaning set forth in the Recitals to this Agreement.

          1.24. Product Registrations. "Product Registrations" shall mean all marketing and manufacturing permits, licenses, approvals and authorizations granted by any governmental authority with respect to any Product.

          1.25. Products. "Products" shall have the meaning set forth in the Recitals to this Agreement.

          1.26. Purchaser. "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

          1.27. Purchase Price. "Purchase Price" shall have the meaning set forth in Section 2.3 hereof.

          1.28. Purchase Price Allocation. "Purchase Price Allocation" shall mean the allocation of the Purchase Price for the intangible assets as between The Mentholatum Co., Inc. and The Mentholatum Company of Canada Ltd.

          1.29. Regulatory Approvals. "Regulatory Approvals" shall have the meaning set forth in Section 2.9(a) hereof.

          1.30. Seller. "Seller" shall have the meaning set forth in the preamble to this Agreement.

          1.31. Seller's Marks. "Seller's Marks" shall mean any of the Seller's trademarks, trade names, trade dress, service marks, Internet domain names, metatags, keywords, or similar electronic designation of addresses or corporate names other than the Licensed Trademarks and the Owned Trademarks, whether or not Seller or its Affiliates have applied for, registered or previously used such trademark, service mark or corporate name.

          1.32. Third Party Claim. "Third Party Claim" shall have the meaning set forth in Section 6.6(b) hereof.


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          1.33. Trademark License Agreement. "Trademark License Agreement" shall have the meaning set forth in Section 2.7(a) hereof.

                                   ARTICLE II
                                PURCHASE AND SALE
                                -----------------

          2.1. Transfer of Assets. At the Closing, which shall occur on the Closing Date, and in accordance with the terms and conditions of this Agreement, the Seller shall sell, convey, assign and deliver to the Purchaser or its Affiliates, all right, title and interest of the Seller and/or its Affiliates in and to the following assets (the "Acquired Assets"):

               (a) (i) Seller's license to the trademarks, trade names and all applications and registrations of the foregoing as set forth on Schedule 2.1(a)(i) attached hereto (the "Licensed Trademarks"), pursuant to the terms of the Trademark License Assignment and Assumption Agreement attached hereto as Exhibit A, and (ii) The trademarks, trade names and all applications and registrations of the foregoing that are owned by the Seller related to the Product Line as set forth on Schedule 2.1(a)(ii), together with the goodwill associated therewith (the "Owned Trademarks"), pursuant to the terms of the Trademark Assignment attached hereto as Exhibit B;

               (b)  All inventory of the Product Line,  including raw materials,
goods  in  process,   finished  goods,  packaging,   supplies  and  labels  (the
"Inventory"), subject to Sections 2.3 and 2.4;

               (c) Copies of all product information files and sales and marketing information files (including distribution and sales promotion and market research studies, if any) of Seller relating exclusively to the Product Line; and

               (d) Copies of all customer and supplier lists and all business files in possession of the Seller for the last two (2) years relating exclusively to the Acquired Assets.

          2.2. Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include, and Seller does not sell, transfer or convey, and Purchaser does not purchase or acquire any assets, rights, or interest in or to any assets not expressly listed or described in Section 2.1 hereof (the "Excluded Assets"). By way of example, and not to limit the generality of the foregoing, Excluded Assets shall include:

               (a) all accounts receivable relating to the Acquired Assets accrued on or prior to the Closing Date;

               (b)  all cash on hand in bank accounts;

               (c) the rights to any of the Seller's claims for any federal, state, local or foreign tax refunds;

               (d) all insurance policies of the Seller pertaining to the Acquired Assets and all rights of the Seller under or arising out of such insurance policies;


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               (e)  the rights of the Seller under (i) this  Agreement;  or (ii)
the other instruments delivered to the Seller or the Purchaser pursuant to this Agreement;

               (f) the name "Chattem" and related logos, and any related materials (including, without limitation, packaging designs and colors);

               (g) any interest in any of the Seller's trademarks, trade names and service marks that are not specifically listed on Schedule 2.1(a)(i) or
Schedule 2.1(a)(ii) to this Agreement, including, but not limited to, the Seller's Marks; or

               (h) any and all other assets, properties or rights of the Seller and/or its Affiliates other than those specifically listed in Section 2.1 hereof.

          2.3. Purchase Price. The total Purchase Price for the Acquired Assets shall be the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) plus the Estimated Inventory Value (the "Purchase Price"). The Seller will pay the Purchase Price at the Closing in the following manner:

               (a) Three Million Dollars ($3,000,000.00) of the Purchase Price (the "Escrow Fund") shall be paid by wire transfer of immediately available funds to a mutually agreed upon financial institution (the "Escrow Agent" ) to be held pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit F;

               (b) the remaining balance of the Purchase Price shall be paid at Closing in immediately available funds.

          2.4. Inventory Value.

               (a) Within five (5) business days after the Closing Date, the Seller and the Purchaser shall jointly conduct a physical count of the Inventory as of the Closing Date and the Purchaser shall make or cause to be made a calculation of the value of the Inventory as of the Closing Date (the "Inventory Value") in accordance with the Seller's accounting policies applied on a consistent basis for determining standard costs (the "Calculation"), except that unmerchantable or obsolete Inventory ("Obsolete Inventory") shall be excluded from the Calculation. Any finished goods Inventory with a shelf life expiration date of less than twelve (12) months from the Closing Date shall be considered unmerchantable and obsolete for purposes of determining Obsolete Inventory. Any finished goods Inventory not in full unopened case cartons shall also be considered unmerchantable. The Seller will retain the Obsolete Inventory which the Seller shall destroy within ninety (90) days after the Closing Date. Any non-finished goods Inventory that exceeds a 12 month supply (as measured on the basis of the Seller's shipment production forecast for the 12 month period following the Closing Date), to the extent of such excess, shall be excluded from the Calculation and shall be retained by the Seller. Any Inventory that has been ordered by the Seller but not received prior to the Closing Date shall not be included in the Calculation but will be accepted by the Purchaser and shall be considered to have been purchased by the Seller to support firm purchase orders in accordance with Section 4.1 of the Supply Agreement. The Purchaser shall also provide the Seller with copies of the Calculation and all work papers


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associated  therewith  within  thirty  (30) days  after the  Closing  Date.  The
Purchaser may not assert a claim for indemnification with respect to any Inventory that is not included in the Calculation.

               (b) Thereafter, the Seller shall have a period of thirty (30) days in which to review the Calculation and the work papers associated therewith provided by the Purchaser. If the Seller disagrees with all or any part of the Calculation, the Seller shall have the right to notify the Purchaser in writing of such disagreement and their reasons for so disagreeing, in which case the Seller and the Purchaser shall attempt to resolve the disagreement. If within fifteen (15) days after receipt of such notice by Seller, the Seller and the Purchaser are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to KPMG LLP or such other independent accounting firm as shall be mutually agreed (the "Accountants") for a binding and non-appealable determination to be rendered within thirty (30) days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by the Seller and the Purchaser equally.

               (c) If the Calculation reflects an Inventory Value that is either less than or in excess of the Estimated Inventory Value, the Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, by the amount of such difference, and the Purchaser will pay the amount of any such increase to the Seller or the Seller will pay the amount of any such decrease to the Purchaser, in immediately available funds, within five (5) business days after the final determination of the Inventory Value provided, however, in no event shall the purchase value of the Inventory exceed One Million One Hundred Thousand Dollars ($1,100,000.00).

          2.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the various Acquired Assets as provided by Section 1060 of the Internal Revenue Code at or prior to Closing in accordance with Schedule 2.5 attached hereto with an allocation of a portion of the Purchase Price for the intangible assets pursuant to the Purchase Price Allocation. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with the Purchase Price Allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code and such other documents as may be required by Canadian or other authorities.

          2.6. Assumption of Distribution Agreements. At the Closing, Seller shall assign (and, as applicable, require its Affiliates to assign), and the Purchaser shall assume all rights, benefits, obligations, and liabilities of the Seller and/or its Affiliates arising under the agreements with Farmasa - Laboratorio Americano de Farmacoterapia S.A. related to the Acquired Assets listed on Schedule 2.6 (the "Distribution Agreements"), if and to the extent assignable. Seller shall use commercially reasonable efforts to obtain the written consent of Farmasa - Laboratorio Americano de Farmacoterapia S.A. to the assignment and assumption of the Distribution Agreements as soon as reasonably practicable after the Closing; provided, however that until Seller is able to obtain the consent required to make the assignment of the Distribution Agreements effective, Seller shall provide Purchaser with the economic benefits of such Distribution Agreements until such consent is obtained or until the Distribution Agreements terminate or expire.


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          2.7. Assumed Liabilities.  On the Closing Date, Purchaser shall assume the  liabilities  of Seller and  Seller's  Affiliates  identified  below in this
Section 2.7 (the "Assumed Liabilities"), including:

               (a) All obligations and liabilities of the Seller under the Trademark License Agreement with Valmont Inc. dated June 17, 1994, a copy of which has been provided to the Purchaser (the "Trademark License Agreement"), in accordance with the terms of the Trademark License Assignment and Assumption Agreement;

               (b) All obligations and liabilities of the Seller under the contracts set forth in Schedule 2.7(b) (the "Assumed Contracts");

               (c) All obligations and liabilities of the Seller under the Distribution Agreements;

               (d)  Taxes that are the  responsibility of Purchaser  pursuant to
Section 5.11 of this Agreement and all taxes relating to the Product Line attributable to any period or partial period beginning on or after the Closing;

               (e) All product liability and warranty claims involving the Product Line arising on or after the Closing Date;

               (f) Seller's commitments for promoting and advertising the Product Line existing as of the Closing Date, which consist of the coupon redemptions, trade promotions and promotional allowances set forth in Schedule 2.7(f);

          2.8. Product Returns

               (a) Seller shall be responsible for and shall indemnify and hold harmless Buyer from and against the actual cost of reasonable return obligations (i.e., customer or wholesaler returns of expired and short-dated (i.e., less than three (3) months remaining shelf life, damaged, defective, or other unsaleable Phisoderm Products) for returns made during the first twelve (12) months after the Closing Date (the "Product Return Period"), relating to Phisoderm Products shipped and sold by Seller prior to the Closing Date;
provided, however, Seller's obligations for all such returns of Phisoderm Products for the Product Return Period shall not exceed an aggregate of Six Hundred Fifty Thousand Dollars ($650,000.00) in any event, including costs of processing such returns consistent with Seller's past practice. For the avoidance of doubt, Seller shall have no obligations with respect to, or liability for, any Phisoderm Product shipped or sold by Buyer. Buyer agrees not to issue return credits for Phisoderm Products sold and shipped by Seller prior to the effective time of the Closing Date until it has received the returned Phisoderm Product from the customer, unless Seller agrees to waive the customer return of the Phisoderm Product, which waivers shall not be unreasonably withheld.

               (b) Within sixty (60) days after the termination of the Product Return Period, Buyer shall submit to Seller an invoice and supporting documentation setting forth all such return obligations individually detailed as follows: (i) the name and type of the Phisoderm Product returned (including the applicable SKU number) and the date the returned Phisoderm Product was received


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by Buyer from such customer;  (ii) the name, address and telephone number of the customer returning such Phisoderm Product; (iii) the reason given by such customer for such return; (iv) the cost of performing such return, provided, however, such cost shall include only the cost of replacing, or refunding the allegedly defective Phisoderm Product plus any reasonable shipping costs associated with such return. If Seller agrees with such invoice, Seller shall remit the appropriate payment to Buyer within thirty (30) days after its receipt of such invoice. In the event Seller in good faith disagrees with such invoice, the Parties shall negotiate in good faith to resolve such dispute; provided, however if the Parties cannot resolve such dispute within thirty (30) days after Seller's receipt of such invoice, the dispute shall be settled pursuant to
Section 9.7. At least once per month during the Product Return Period, Buyer and Seller shall in good faith provide each other with a non-binding estimate of their respective return obligations related to Phisoderm Products shipped and sold by Seller prior to the effective time of the Closing Date. After the earlier of (i) the end of the Product Return Period, or (ii) such customer return obligations reach the foregoing Six Hundred Fifty Thousand Dollars ($650,000.00) maximum, Seller shall no longer accept returns of Phisoderm Products and have no further liability with respect thereto, and, accordingly, Seller shall then direct all returns to Buyer and Buyer shall bear all responsibility therefore as part of the Assumed Liabilities regardless of which Party manufactured, shipped, or sold such Phisoderm Products. Each Party agrees it will not take any action that would provide any incentive or otherwise induce customers to return Phisoderm Products.

          2.9. Regulatory Approvals. The Seller and the Purchaser acknowledge that Brazil is the only country in which Seller has effected any Product Registrations related to the Product Line and that such registrations are held by Farmasa - Laboratorio Americano de Farmacoterapia S.A. on behalf of Seller. Seller and Purchaser further acknowledge that in certain countries the Purchaser shall be required to obtain and maintain in effect all applicable regulatory approvals, required filings pursuant to applicable competition or antitrust laws, and assignments and recordings of Product Registrations, at Purchaser's sole cost, in the name of the Purchaser, the Purchaser's Affiliate or the
Purchaser's designee, whether by transfer or otherwise (the "Regulatory Approvals"), for the Purchaser and/or its Affiliates to operate the Product Line. The Seller shall, at the Purchaser's cost and expense, cooperate and furnish the Purchaser or its designee with assistance from the employees of the Seller or the Seller's Affiliates in connection with the assignment of the Brazilian Product Registrations held by Farmasa - Laboratorio Americano de Farmacoterapia S.A. to the Purchaser or its designee

          2.10. Post Closing Obligations of Seller

               (a) At or following the Closing, the pH20 trademark shall have cleared any opposition as evidenced by the absence of any opposition filing with the U.S. Patent and Trademark Office prior to expiration of the opposition period ending December 1, 2005 and Seller shall have secured the Licensor's consent to assignment of the Trademark License Agreement or transferred outright ownership of the pH20 trademark to Purchaser. Upon the completion of this obligation, Seller and Purchaser shall, within two (2) business days, jointly notify the Escrow Agent in writing to release and pay to Seller Two Million Five Hundred Thousand Dollars ($2,500,000.00) from the Escrow Fund.


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               (b)  At or following the Closing,  Seller shall use  commercially reasonable efforts to:

                    (i)  acquire all the Licensed Trademarks from GSK;

                    (ii) obtain the consent of Farmasa -  Laboratorio  Americano
          de   Farmacoterapia   S.A.  to  the  assignment  of  the  Distribution
          Agreements;

                    (iii) obtain the consent of Zila Nutraceuticals, Inc. to the assignment of the Assumed Contracts; and

                    (iv) obtain  from  Bank  of  America  documents   reasonably
          necessary to release the liens on the Acquired Assets of Bank of America.

Upon the separate completion of any obligation set forth in (i) through (iv) above, Seller and Purchaser shall, within two (2) business days, jointly notify the Escrow Agent in writing to release and pay to Seller One Hundred Twenty-Five Thousand Dollars ($125,000.00) from the Escrow Fund. In the event that one or more of the foregoing occurs at the Closing, then the amount that would otherwise be released from the Escrow Fund shall instead be paid by Seller at the Closing and the Escrow Fund shall be reduced by such amount.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTEES OF SELLER
                    ----------------------------------------

     The Seller represents and warrants to the Purchaser as follows:

          3.1. Organization. Chattem is a corporation duly organized, validly existing and in good standing under the laws the State of Tennessee and Signal is a corporation duly organized, validly existing and in good standing under the laws the State of Delaware and each has all requisite corporate power and authority to own the Acquired Assets and carry on its business as now conducted.

          3.2. Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Seller necessary to approve the transactions contemplated by this Agreement have been duly taken or will be taken by the Closing Date as required by applicable law. This Agreement has been, and the other agreements, documents and instruments, required to be delivered by the Seller in accordance with the provisions hereof will have been by the Closing Date, duly executed by the Seller and constitute the valid and binding agreement of the Seller, enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

          3.3. Absence  of  Violation  or  Conflicts.  Except  as set  forth  in
Schedule 3.3, the execution, delivery and performance of the transactions contemplated by this Agreement by the Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of (a)


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any existing  law,  ordinance or  governmental  rule or  regulation to which the
Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller, (c) the certificate of incorporation or by-laws of the Seller, or (d) other than the Licensor's Consent, require consent of any third party, which violation, conflict or breach would have a material adverse effect on the Product Line.

          3.4. Title to Acquired Assets. Except as set forth in Schedule 3.4, Seller has good and valid title to all of the Acquired Assets, free and clear of all liens and encumbrances other than exceptions to title that do not interfere with its ability to operate the Product Line as currently conducted. It is understood that this representation shall not apply to the Owned Trademarks or the Licensed Trademarks, the titles of which is addressed exclusively in Section
3.6 and 3.7 hereof, respectively.

          3.5. Financial  Information.  The financial  information  set forth in
Schedule 3.5 with respect to the Acquired Assets has been prepared in accordance with the books and records of the Seller consistently applied with prior periods. The financial information fairly presents in all material respects the results of operations of the Acquired Assets for the periods indicated.

          3.6. Owned Trademarks.

               (a) The Seller or its Affiliates have the authority to sell, transfer and assign all of Seller's or its Affiliate's rights, title, and interest in and to the Owned Trademarks. The Seller has not been notified about any pending or threatened adverse claim, judgment, injunction, order, decree or agreement restricting its use of the Owned Trademarks in connection with the Products or the sale of the Owned Trademarks or of any pending or, to the Seller's knowledge, threatened litigation.

               (b) Schedule 2.1(a)(ii) lists all of the Owned Trademarks. Except as set forth in Schedule 2.1(a)(ii), the Seller or its Affiliates have good and, in the United States and Canada, valid title to the Owned Trademarks, and the goodwill associated therewith, free and clear of all liens and encumbrances. As of the date hereof, the Seller has not received notice claiming that any Owned Trademark infringes upon the rights of any Person.

               (c) To the Seller's knowledge, except pursuant to the third party Distribution Agreements or existing manufacturing agreements: (i) no other Person has a right to use the Owned Trademarks; and (ii) except as set forth in
Schedule 2.1(a)(ii), no other Person is manufacturing, selling or distributing any product or service which infringes any of the Owned Trademarks.

          3.7. Licensed Trademarks.

               (a) The Purchaser acknowledges that the Seller is not the owner of the Licensed Trademarks and that the Seller and its Affiliates only have the authority to sell, transfer and assign their rights, title, and interest in and to the Licensed Trademarks with the consent of the Licensor (the "Licensor's Consent"). The Seller has not been notified about any pending or threatened adverse claim, judgment, injunction, order, decree or agreement restricting its use of the Licensed Trademarks in connection with the Products or the sale or license of the Licensed Trademarks or of any pending or, to the Seller's knowledge, threatened litigation.

               (b) Schedule 2.1(a)(i) lists all of the Licensed Trademarks. Except as set forth in Schedule 2.1(a)(i), the Seller or its Affiliates have a good and valid license to the Licensed Trademarks. As of the date hereof, the Seller has not received notice claiming that any Licensed Trademark infringes upon the rights of any Person.

               (c) To the Seller's knowledge: (i) no other Person other than the Licensor has a right to use the Licensed Trademarks; and (ii) except as set forth in Schedule 2.1(a)(i), no other Person is manufacturing, selling or distributing any product or service which infringes any of the Licensed Trademarks.

          3.8. Litigation. The Seller has not been notified about, and is not aware of, any litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, that is pending nor has the Seller been notified about, and Seller is not aware of, any litigation threatened against the Seller
(i) in respect of this Agreement or any of the transactions contemplated hereby that could reasonably be expected to prevent a consummation of, or materially adversely affect, any of the transactions contemplated hereby, or (ii) except as set forth in Schedule 3.8, in respect of, involving or related to the Acquired Assets that could reasonably be expected to have a material adverse effect on the Product Line.

          3.9. Compliance with Law. To the knowledge of the Seller, it is in material compliance with and is not in material violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Acquired Assets are subject.

          3.10. Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

          3.11. Disclaimer.  EXCEPT  AS  OTHERWISE  EXPRESSLY  PROVIDED  IN THIS
ARTICLE III, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE ACQUIRED ASSETS OR THE PRODUCT LINE AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER IS SELLING AND CONVEYING THE ACQUIRED ASSETS ON AN "AS IS" AND "WITH ALL FAULTS" BASIS. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE ACQUIRED ASSETS IN RELIANCE ON ITS OWN INVESTIGATION AND ON AN "AS IS" AND "WITH ALL FAULTS" BASIS AND WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER. Purchaser acknowledges and agrees that neither Seller, its Affiliates nor any of their representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, projections or schedules heretofore made available by Seller, Seller's Affiliates or their representatives to Purchaser, any of its Affiliates or their representatives or any information that is not included in this Agreement or the Schedules hereto, and neither Seller, Seller's Affiliates nor any of their representatives will have or be subject to any liability to Purchaser, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, Purchaser, any of its Affiliates or any of their representatives.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

     The Purchaser hereby represents and warrants to the Seller as follows:

          4.1. Organization. Mentholatum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Mentholatum Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada.

          4.2. Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Purchaser necessary to approve the transactions contemplated by this Agreement have been duly taken or will be taken by the Closing Date as required by applicable law. This Agreement has been, and the other agreements, documents and instruments, required to be delivered by the Purchaser in accordance with the provisions hereof will have been by the Closing Date, duly executed by the Purchaser and constitute the valid and binding agreement of the Purchaser, enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

          4.3. Absence of Violation or Conflict. The execution, delivery and performance of the transactions contemplated by this Agreement by the Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of (a) any existing law, ordinance or governmental rule or regulation to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser, (c) the certificate of incorporation or by-laws of the Purchaser, or (d) any mortgage, indenture, or other instrument, document or understanding, oral or written, to which the Purchaser is a party. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, except as have been made or obtained.

          4.4. Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of the Purchaser, threatened against the Purchaser in respect of this Agreement or any of the transactions contemplated hereby that could reasonably be expected to prevent a consummation of, or materially adversely affect, any of the transactions contemplated hereby.

          4.5. Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

          4.6. Independent Investigation and Valuation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Product Line and the Acquired Assets (including Purchaser 's own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Product Line and the Acquired Assets). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable in the business of the Product Line and is capable of evaluating the matters set forth above. The Purchaser has sufficient funds available to complete the acquisition contemplated by this Agreement on a timely basis.

                                   ARTICLE V
                                OTHER AGREEMENTS
                                ----------------

          5.1. Manufacturing/Supply. Seller agrees to manufacture and supply Purchaser with the Products for a period of eighteen (18) months from the date of this Agreement pursuant to the terms of the Supply Agreement in the form attached hereto as Exhibit C; provided, however, that Seller's obligation to manufacture and supply the Products shall not include the Phisoderm(R) Skin Cleansing Bar, and shall be limited to countries in which the Seller currently has the requisite Product Registrations and Regulatory Approvals to manufacture and sell the Product. Thereafter, Seller shall have no obligation whatsoever to manufacture and supply Purchaser with the Products. Purchaser may terminate the Manufacturing/Supply by Seller with ninety (90) days written notice provided Purchaser agrees to purchase all finished product, materials in production, and raw materials from Seller. Seller's Supply pricing shall not change for a period of twelve (12) months from the date of Closing.

          5.2. Technical Assistance. The Seller shall provide such technical assistance as the Purchaser may reasonably request in connection with the manufacture, sale, distribution or promotion of the Products from and after the Closing for a period of eighteen (18) months, at the Purchaser's expense, provided that the obligation to provide technical assistance shall not require Seller to expend significant time, resources, incur any economic burden or disclose any confidential information related to Sellers' other Products. The Seller and the Purchaser agree that in all cases such assistance and consultation shall be subject to prior notice to the Seller and the availability of appropriate representatives of the Seller.

          5.3. Payments of Accounts Receivable. In the event that either party shall receive any instrument or other payment in respect of any account receivable belonging to the other party, such party shall forthwith deliver the same to the Seller if the accounts receivable arose prior to the Closing Date, or to the Purchaser if it arose on or after the Closing Date, endorsed where necessary, without recourse, in favor of the other party. Each party agrees to exercise good faith and to cooperate in resolution and documentation of any such accounts receivable. The Purchaser agrees to give the Seller such assistance as Seller may reasonably request in collecting pre-Closing Date receivables.

          5.4. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including action to fully vest in the Purchaser its rights in the Acquired Assets, the proper officers of the Seller and the Purchaser shall on the written request of either of them take all such reasonably necessary desirable action.

          5.5. Public Announcements. The Seller and the Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or statements to the trade with respect to this Agreement and the transactions contemplated hereby and neither of them shall issue any such press release or make any such public or trade statement prior to such consultations, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

          5.6. Records.

               (a) After the Closing, the Seller and the Purchaser shall make available to each other and their Affiliates , agents and representatives all books, records, returns, schedules and work papers and all material records or other documents relating to the Acquired Assets and shall keep and preserve all such books and records until the later of (i) six (6) years from the Closing Date, or (ii) period required by applicable governmental statute or regulation. Until such expiration, duly authorized representatives of the Seller and the Purchaser shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records, subject to the confidentiality obligations set forth in Section 5.7.

               (b)  Subject to the  confidentiality  obligations as set forth in
Section 5.7 below, the Seller and the Purchaser will provide each other with cooperation and information as either of them may reasonably request of the other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes, or in conducting any audit or other proceeding in respect of taxes at the cost and expense of the requesting party.

               (c) If in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Acquired Assets and such information is in the hands of another party, such party agrees to use reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

          5.7. Confidentiality. Except as required by applicable law, all confidential or proprietary information related to the Product Line supplied to Purchaser by Seller shall be maintained in strict confidence by Purchaser, Purchaser's Affiliates and their employees, advisors and agents. In the event that this Agreement is terminated, all written materials relating thereto shall be returned to Seller or destroyed as directed in writing by Seller, and Purchaser shall deliver an officer's certificate to Seller certifying as to such return or destruction. In such event, Purchaser and its employees, advisors and agents shall make no further use of such information whatsoever. However, Purchaser will be allowed to retain one copy of the Confidential documents in its vault for reference.

          5.8. Non-Solicitation. For a period of one (1) year following the Closing, the Purchaser shall not actively solicit any current employee of the Seller or any of its Affiliates to leave such employment and become any employee of Purchaser or any of its Affiliates, except with the consent of the Seller.

          5.9. Inspection and Due Diligence. Except as prohibited or limited by law or regulation, the Seller shall allow the Purchaser and its authorized representatives or designees access after the date hereof with reasonable prior notification during normal business hours in such a manner as not to unduly disrupt normal business activities to the Acquired Assets and furnish to the Purchaser and its representatives with all such information reasonably requested by the Purchaser and concerning the affairs of the Product Line.

          5.10. Inventory and Packaging. The Purchaser shall have the right to use and sell all of the Inventory and all packaging materials existing as of the Closing Date or manufactured by Seller using the Seller's name or UPC codes until all such Inventory shall have been disposed of by the Purchaser.
Notwithstanding the foregoing, the Purchaser shall use their reasonable best efforts to cause all such inventory to be disposed of within twelve (12) months following the Closing Date.

          5.11. Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby. All transfer, sales or related taxes related to the transactions contemplated by this Agreement shall be paid by the Purchaser.

          5.12. Seller's Marks. Purchaser hereby acknowledges and agrees that as between Seller and Purchaser, Seller or its Affiliates are the exclusive owners of the Seller's Marks. Purchaser now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership of any of the Seller's Marks. Purchaser agrees that it will not do or permit to be done any act or thing in derogation of the rights of the Seller or its Affiliates with respect to the Seller's Marks at any time hereafter.

          5.13. Supplemental Disclosure. The Seller shall have the right from time to time prior to the second business day preceding the Closing to supplement or amend the Schedules attached hereto with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in any such

Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VIII have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of Article VI hereof.

          5.14 Non-Competition. As an inducement of Purchaser to enter into this Agreement, Seller covenants and agrees that for a period of five (5) years from the Closing Date, neither Seller not Seller's Affiliates shall, directly or indirectly, control or manage, or otherwise participate or engage in any business, or own any interest in (other than ownership of five percent (5%) or less of the outstanding equity interests of any entity listed on the New York Stock Exchange, the American Stock Exchange or any foreign stock exchange or included in the National Association of Securities Dealers Automated Quotation System), any partnership, corporation, limited liability company, joint venture, trust or any other form of entity, whether as a proprietor, partner, shareholder, joint venture, trustee or in any other capacity whatsoever, if such business or entity is engaged in developing, manufacturing, marketing or selling acne related products competitive with the Product Line. Notwithstanding anything to the contrary herein contained, Seller may acquire a business that otherwise would violate the foregoing restrictions as long as no more than ten percent (10%) of the annual sales of the acquired business is in businesses that violate the foregoing restrictions.

          5.15 Notification of Certain Events. For the transition period during which Seller's products remain in the stream of commerce, Seller and Purchaser agree that each will notify the other if either party is notified or becomes aware of an adverse medical, safety, or health event involving any aspect of the Product Line. Any report shall contain: (i) the date the report/information was received by the receiving party; (ii) the name, address and telephone number of the representative reporting the event; (iii) consumer details, product, description of the event, and any other relevant information. Each party will fax the information to the other within seven (7) working days for serious adverse events and thirty (30) calendar days for other adverse reactions. The notifying party will endeavor to obtain any additional information on the reports as requested by the other party. Seller will inform the Purchaser of any medical, safety, or health issues with any aspect of the Product Line of which it becomes aware.


                                   ARTICLE VI
                                 INDEMNIFICATION
                                 ---------------

          6.1. Survival The parties agree that the representations and warranties contained in this Agreement shall survive the Closing for one (1) year after the Closing Date except for Sections 3.4 and 3.6 which shall survive indefinitely. The covenants and other agreements set forth in this Agreement shall survive for the specific applicable period or indefinitely if no time period has been expressed.

          6.2. Indemnification by Seller. The Seller shall indemnify, hold harmless and defend Purchaser and its Affiliates after the Closing Date against and in respect of any and all claims, damage, loss, liability, costs, levies, penalties, expenses (including, without limitation, reasonable legal, accounting and other expenses) (collectively, "Damages") suffered or incurred by the Purchaser or its Affiliates in connection with, resulting from or relating to:

               (a) any breach of the warranties and representations of the Seller set forth in Article III hereof;

               (b) any breach of the covenants or agreements of the Seller contained herein;

               (c)  any Excluded Assets; or

               (d) the ownership or operation of the Acquired Assets or the Product Line prior to the Closing Date, except for the Assumed Liabilities and the Product Returns.

          6.3. Limitations on Indemnification by the Seller.

               (a) With the exception of Section 2.8 above, the Purchaser and/or its Affiliates shall not seek, or be entitled to, indemnification from the Seller and/or its Affiliates for any Damages, unless and until the aggregate amount of all such Damages incurred exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in which event such Damages may be claimed only to the extent that they exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

               (b) The maximum aggregate amount of Damages incurred by the Purchaser and/or its Affiliates for which the Seller shall be liable under this
Article VI shall be limited to twenty-five percent (25%) of the Purchase Price.

               (c) The calculation of Damages shall be net of (i) payments that the Purchaser has received or is entitled to receive under any insurance policy,
(ii) any prior or subsequent recovery by the Purchaser from any other third party, and (iii) any tax benefit to the Purchaser with respect to such Damages.

          6.4. Indemnification by Purchaser. The Purchaser shall indemnify, hold harmless and defend the Seller and its Affiliates after the Closing Date against and in respect of any Damages suffered or incurred by Seller or its Affiliates in connection with, resulting from or relating to:

          (a) any breach of the warranties and representations of the Purchaser set forth in Article IV hereof;

          (b) any breach of the covenants or agreements of the Purchaser contained herein;

          (c)  any Assumed Liability; or

          (d) the ownership or operation of the Acquired Assets or the Product Line on or after the Closing Date.

          6.5. Limitation on Indemnification by the Purchaser.

               (a) The Seller and/or its Affiliates shall not seek, or be entitled to, indemnification from the Purchaser and/or its Affiliates for any

Damages, unless and until the aggregate amount of all such Damages incurred exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in which event such Damages may be claimed only to the extent that they exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

               (b) The maximum aggregate amount of Damages incurred by the Seller and/or its Affiliates for which the Purchaser shall be liable under this
Article VI shall be limited to twenty-five percent (25%) of the Purchase Price.

               (c) The calculation of Damages shall be net of (i) payments that the Seller has received or is entitled to receive under any insurance policy,
(ii) any prior or subsequent recovery by the Seller from any other third party, and (iii) any tax benefit to the Seller with respect to such Damages.

          6.6. Resolution of Claims.

               (a) Upon obtaining knowledge thereof, the Seller or the Purchaser, as the case may be ("Indemnified Party"), shall notify the other party (the "Indemnifying Party") in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given or could give rise to a claim (each, a "Claim") under this Article VI (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification. If the Indemnifying Party desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counter notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter notice is given within such thirty (30) day period or if the Indemnifying Party acknowledges liability for indemnification, then such claim shall be promptly satisfied.

               (b) With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim ("Third Party Claim"), the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Indemnified Party, at its expense, shall have the right to participate in, but not control, the defense of any such Third Party Claim. So long as the Indemnifying Party is defending in good faith any such Third Party Claim, the Indemnified Party shall not settle or compromise such Third Party Claim. The Indemnifying Party may, in its discretion, settle any Third Party Claim which it is defending, so long as such settlement includes (i) an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim, and (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If requested by the Indemnifying Party, the Indemnified Party agrees, at the cost and expense of the Indemnifying Party (excluding costs and expenses not owed to third parties by the Indemnified Party), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of a Notice of Claim with respect to a Third Party Claim that the Indemnifying Party elects to defend the Indemnified Party pursuant to this
Section 6.6, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party claim by all appropriate proceedings.

          6.7. Other Matters.

               (a) If the Closing shall occur, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of the Seller and the Purchaser for any breach of any covenants, representations or warranties made by the other party in this Agreement and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article VI.

               (b) Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party is required to pay such amount to a third party in respect of a final, non-appealable judgment or order obtained by such third party. Except as expressly provided in the preceding sentence, there shall be no indemnification by the Seller or the Purchaser for any special, incidental, punitive or consequential damages.

               (c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its affiliates may have.

               (d) If and to the extent that prior to the Closing a party has actual knowledge of the breach of or inaccuracy in or of facts that such party should reasonably have known would constitute a breach of or inaccuracy in a representation, warranty or covenant made by the other party, and the Closing nonetheless occurs, then such party shall not have the right to assert a claim for indemnification in respect to such breach or inaccuracy, and the party against whom such claim could otherwise be asserted shall have no liability or obligation in respect thereof.

                                  ARTICLE VII
                           TERMINATION AND ABANDONMENT
                           ---------------------------

          7.1. Termination and Abandonment. This Agreement may be terminated and the purchase and sale of the Acquired Assets abandoned at any time prior to the
Closing:

               (a)  by mutual agreement of the Seller and the Purchaser;

               (b) by the Purchaser if the conditions set forth in Section 8.2 and the deliveries required by Section 8.4 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date;

               (c) by the Seller, if the conditions set forth in Section 8.3 and the deliveries required by Section 8.5 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date; or

               (d) by either Purchaser or Seller if the Closing shall not have occurred on or before February 3, 2006, for any reason whatsoever, other than such party's breach of or failure to perform or comply with any agreement herein or provision hereof to be performed or complied with by such party on or prior to the Closing Date.

                                  ARTICLE VIII
                                   THE CLOSING
                                   -----------

          8.1. Time, Date and Place of Closing. Subject to the provisions hereof, the deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of the Seller, at 10:00 A.M., local time, on or before November 30, 2005, or at such later date and location as may be mutually agreeable. The date on which the last of such deliveries occurs is hereinafter referred to as the "Closing Date", and the events comprising such deliveries are hereinafter referred to as the "Closing". The "Effective Time" of the Closing shall be 5:00 p.m. Eastern Time on the Closing Date.

          8.2. Conditions to Obligations of Purchaser. All of the obligations of the Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

               (a) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date and shall be true and correct in all material respects at and as of the Closing Date;

               (b) The Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date;

               (c) The Licensor shall have consented to the assignment of the Seller's license of the Licensed Trademarks to the Purchaser or the Seller shall have acquired the Licensed Trademarks from GSK; and

               (d) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement, or which would interfere with the use of the Acquired Assets or the operation of the Acquired Assets.

          8.3. Conditions to Obligations of Seller. All of the obligations of the Seller under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Seller:

               (a) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Purchaser contained herein shall be true as of the date when made, shall be deemed to be made again at and as of the Closing Date and shall be true and correct in all material respects at and as of the Closing Date;

               (b) The Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date; and

               (c) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement.

          8.4. Deliveries by Seller at the Closing. Delivery by the Seller of the following at the Closing shall be a condition of the Purchaser under this
Agreement:

               (a) a certificate dated the Closing Date executed by the President of Seller certifying that (i) the representations and warranties of Seller hereunder are true and correct in all material respects on the Closing Date as if made on and as of such date, and (ii) Seller has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

               (b) the Trademark License Assignment and Assumption Agreement, substantially in the form of Exhibit A, executed by the Seller and/or an Affiliate of Seller owning the Owned Trademarks;

               (c) the Trademark Assignment, substantially in the form of Exhibit B, executed by the Seller and/or an Affiliate of Seller owning the license to the Licensed Trademarks; (d) the Supply Agreement, substantially in the form of Exhibit C, executed by Seller and/or its Affiliates;

               (e) the Bill of Sale, substantially in the form of Exhibit D, conveying all of the tangible property included in the Acquired Assets;

               (f) the Distribution Agreement, substantially in the form of Exhibit G, executed by the Seller and/or its Affiliates; and

               (g) the Escrow Agreement, substantially in the form of Exhibit F, executed by Seller and/or its Affiliates.

          8.5. Deliveries by Purchaser at the Closing. Delivery by Purchaser of the following at the Closing shall be a condition to the obligation of the Seller under this Agreement:

               (a) a wire transfer of immediately available federal funds, in the amount of the Purchase Price, less the agreed holdback of Three Million

Dollars ($3,000,000.00), to an account designated by Seller with the holdback to be released upon Seller's completion of conditions set forth in Section 2.10 above;

               (b) a certificate dated the Closing Date executed by the President of Purchaser certifying that (i) the representations and warranties of Purchaser in this Agreement are true and correct in all material respects on the Closing Date as if made on and as of such date, and (ii) Purchaser has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

               (c) the Trademark License Assignment and Assumption Agreement, substantially in the form of Exhibit A, executed by the Purchaser or an Affiliate of Purchaser;

               (d) the Trademark Assignment, substantially in the form of Exhibit B, executed by the Purchaser;

               (e) the Supply Agreement, substantially in the form of Exhibit C, executed by the Purchaser;

               (f) the Bill of Sale, substantially in the form of Exhibit D, executed by the Purchaser;

               (g) the Distribution Agreement, substantially in the form of Exhibit G, executed by the Purchaser and/or its Affiliates; and

               (h) the Escrow Agreement, substantially in the form of Exhibit F, executed by the Purchaser.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS
                            ------------------------

          9.1. Good Faith; Further Assurances; Further Cooperation. The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by another party hereto in order more effectively to consummate or document the transaction contemplated by this Agreement.

          9.2. Notices. All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person or on the third business day after mailed if mailed certified mail (with postage prepaid), return receipt requested, as follows:

                        To Seller:

                        Chattem, Inc.
                        1715 West 38th Street
                        Chattanooga, TN 37409
                        Attention:  Theodore K. Whitfield, Jr., General Counsel

                        With a copy to:

                        Miller & Martin PLLC
                        1000 Volunteer Building
                        832 Georgia Avenue
                        Chattanooga, TN 37402
                        Attention: Hugh F. Sharber, Esq.

                        To Purchaser:

                        The Mentholatum Co., Inc.
                        707 Sterling Drive
                        Orchard Park, NY 14127
                        Attention: Francis Chan, President International

                        With a copy to:

                        Magavern, Magavern & Grimm, LLP
                        1100 Rand Building
                        14 Lafayette Square
                        Buffalo, NY 14203
                        Attention: Thomas E. Schofield

or to such other representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this section of a permitted successor or assign of a party of this Agreement, then notice shall be given as set forth above to such successor or assign of such party.

          9.3. Successors; Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, except with the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

          9.4. Captions; Definitions. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.

          9.5. Amendment; Waiver.

               (a) This Agreement may not be altered or amended except in writing signed by the Purchaser and the Seller.

               (b) The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained.

          9.6. Controlling Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law.

          9.7. Dispute Resolution.

               (a) In the event that any dispute arises with respect to this Agreement and the parties are unable to resolve such dispute after a good faith effort to do so, either party may send the other party a written demand for arbitration at any time within time limitations set forth for such claim in this Agreement, which written demand shall contain a brief description of the nature of such dispute and a good faith estimate of the damages (if quantifiable) incurred by the party sending the written demand. The issue shall then be submitted to and settled by, arbitration in Atlanta, Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). The arbitration shall be conducted as follows:

               (b) Seller and Purchaser shall each select one (1) arbitrator and the two (2) arbitrators shall select a third arbitrator. In the event of the death, resignation or disability of any such arbitrator, his successor shall be chosen in the same manner as the arbitrator so succeeded.

               (c) The arbitrators shall have full power to determine whether either party is responsible and obligated to pay damages under this agreement in accordance with the terms of this Agreement. Their determination shall be final and conclusive upon the parties. Any determination of an issue of fact or law made by the arbitrators, shall be binding upon the parties only with respect to, and in connection with, the particular arbitration proceeding and the specific final decision or award of the arbitrators made therein and shall not be binding upon the parties nor shall it be admissible in any other proceeding for any other purpose; provided that nothing herein shall prevent any party from enforcing the specific decision or award of the arbitrators through appropriate and lawful means.

               (d) The cost of arbitration (not including attorneys' fees) shall be borne equally by Seller and Purchaser

               (e) The arbitrators shall not have the power to determine any issue or matter other than those expressly set forth in the written demand and shall in no event have any right or power to award or assess punitive, incidental, or consequential damages to or against either party.

               (f) The provisions of this Section 9.7 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

          9.8. Entire Agreement. This Agreement, together with the other agreements, documents, certificates and instruments referenced herein, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect thereto.

          9.9. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

     IN WITNESS WHEREOF, this Asset Purchase and Sale Agreement is duly executed by the parties hereto as of the date and year first above written.

                                  PURCHASER:


                                  THE MENTHOLATUM CO., INC.


                                  By:
                                     -------------------------------------------
                                  Name:  Akiyoshi Yoshida, Ph.D.
                                  Title:  President and Chief Executive Officer

                                  THE MENTHOLATUM COMPANY OF CANADA LTD.


                                  By:
                                     -------------------------------------------
                                  Name:    James W. Ingham
                                  Title:   Treasurer

                                  SELLER:

                                  CHATTEM, INC.


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

                                  SIGNAL INVESTMENT
                                  & MANAGEMENT CO.


                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------